Exhibit 99.1

Green Plains Enters into Agreement to Sell Three Ethanol Plants to Valero Renewable Fuels

•	Green Plains also enters into Agreement with Green Plains Partners for Storage and Transportation Assets
•	Proceeds from plant sales will be used to pay down term debt
•	The company anticipates announcing additional transactions in the near future

OMAHA, Neb., Oct. 10, 2018 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) announced today that it has entered into an asset purchase agreement with Valero Renewable Fuels Company LLC to sell three of its ethanol plants located in Lakota, Iowa, Bluffton, Ind., and Riga, Mich. for $300 million in cash, plus approximately $28 million of working capital also paid in cash. The transaction involves 280 million gallons of nameplate capacity, or approximately 20% of the Company’s reported ethanol production capacity.

“The sale of these three ethanol plants demonstrates our commitment to strengthening our balance sheet and unlocking value for our shareholders,” said Todd Becker, president and chief executive officer of Green Plains. “As we stated in May, when we outlined our Portfolio Optimization Program, we would divest assets that enable us to execute our long-term strategic objectives. This sale is the first step towards our strategic objectives to prove the value of our assets and to significantly reduce or eliminate term debt by the end of 2018. We will continue with our optimization plan and anticipate communicating additional transactions in the near future.”

Green Plains Inc. also entered into an asset purchase agreement with Green Plains Partners LP (“Partnership”) to acquire the storage and transportation assets and the assignment of railcar leases associated with the Lakota, Bluffton and Riga ethanol plants. Green Plains Inc. will exchange approximately 8.9 million units it owns of the Partnership, valued at $120.9 million, to the Partnership for the storage and transportation assets and railcar leases. In addition, Green Plains Inc. and the Partnership agreed to extend the storage and throughput services agreement an additional three years to June 30, 2028.

“Exchanging a portion of Green Plains Inc.’s ownership in the Partnership to acquire the three ethanol facilities’ storage assets from Green Plains Partners is highly beneficial to both parties. For Green Plains Inc., it maximizes the cash proceeds from the sale of the three ethanol facilities and reduces the associated minimum volume commitment throughput of ethanol production. For Green Plains Partners, it lowers the distributable cash flow needs, enabling us to maintain the current annual distribution, making for an accretive transaction for the Partnership unitholders,” Becker stated.

The quarterly minimum volume commitment associated with the storage and throughput services agreement will be 235.7 million gallons or, approximately 80% of the new Green Plains Inc. annual production capacity of 1.183 billion gallons.

Both transactions are anticipated to close during the fourth quarter of 2018. These purchase agreements are subject to customary closing conditions, regulatory approvals and contain normal and customary representations, warranties, and indemnification obligations.

Ocean Park and XMS Capital Partners acted as financial advisors and Husch Blackwell LLP acted as legal advisors to Green Plains in connection with the transaction.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feeding, food ingredients, and commodity marketing and logistics services. The company is one of the leading producers of ethanol in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 62.4% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to successfully complete the sale of three ethanol plants to Valero Renewable Fuels and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700